Filed Pursuant to Rule 433

Registration No. 333-277140-03

Free Writing Prospectus Dated August 6, 2025

Final Term Sheet

PPL ELECTRIC UTILITIES CORPORATION

$500,000,000 FIRST MORTGAGE BONDS, 5.55% SERIES DUE 2055

Issuer:	PPL Electric Utilities Corporation

Issuance Format:	SEC Registered

Trade Date:	August 6, 2025

Settlement Date:	August 11, 2025 (T+3)*

Title/Bonds:	5.55% First Mortgage Bonds, Series due 2055 (the “Bonds”)

Principal Amount:	$500,000,000

Stated Maturity Date:	August 15, 2055

Interest Payment Dates:	February 15 and August 15 of each year, beginning on February 15, 2026

Annual Interest Rate:	5.55%

Price to Public:	99.133% of the principal amount

Benchmark Treasury:	4.625% due February 15, 2055

Benchmark Treasury Yield:	4.840%

Spread to Benchmark Treasury:	+77 basis points

Yield to Maturity:	5.610%

Optional Redemption:

Make-Whole Call:	Prior to February 15, 2055 (the “Par Call Date”), the Bonds may be redeemed, in whole at any time or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points less (b) interest accrued to the Redemption Date; and (2) 100% of the principal amount of the Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Par Call:	On or after the Par Call Date, the Bonds will be redeemable at a redemption price equal to 100% of the principal amount of the Bonds being redeemed, plus accrued and unpaid interest to the Redemption Date.

CUSIP / ISIN:	69351U BD4 / US69351UBD46

Joint Book-Running Managers:	Barclays Capital Inc. Mizuho Securities USA LLC PNC Capital Markets LLC RBC Capital Markets, LLC

Co-Managers:	Huntington Securities, Inc.
Regions Securities LLC
SMBC Nikko Securities America, Inc.
WauBank Securities LLC
AmeriVet Securities, Inc.
Mischler Financial Group, Inc.
Roberts & Ryan, Inc.
Siebert Williams Shank & Co., LLC

Expected Ratings:**	A1 (Stable) by Moody’s Investors Service, Inc. A+ (Stable) by S&P Global Ratings, a division of S&P Global Inc.

*

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Bonds initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date hereof or the next succeeding business day should consult their advisors.

**

Note: Each security rating agency has its own methodology for assigning ratings. Security ratings are not recommendations to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capitalized terms used and not defined herein have the meanings assigned in the Issuer’s Preliminary Prospectus Supplement, dated August 6, 2025.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Mizuho Securities USA LLC toll-free at (866) 271-7403, PNC Capital Markets LLC toll-free at (855) 881-0697 or RBC Capital Markets, LLC toll free at (866) 375-6829.